Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports 2005 Financial Results

–– Clinical, Research and Financial Objectives Achieved ––

Cambridge, MA, February 7, 2006 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter and year ended December 31, 2005.  The Company also provided its full year 2006 financial guidance and outlook.

“Vertex achieved all of its clinical, research and financial objectives in 2005,” said Joshua Boger, Ph.D., Chairman, President and CEO of Vertex Pharmaceuticals.  “In particular, we increased our financial strength as we advanced potentially transformational compounds targeting hepatitis C virus (HCV), rheumatoid arthritis and cystic fibrosis.  Our performance last year has positioned us to build momentum in 2006.”

Full Year Results

For the year ended December 31, 2005, the Company’s net loss on a GAAP basis was
$203.4 million, or $2.28 per share.  This included $8.1 million of restructuring expense as well as charges of approximately $48.2 million as a result of the private exchange of convertible debt for common stock.  The net loss on a GAAP basis for the year ended December 31, 2004 was $166.2 million, or $2.12 per share.

The non-GAAP loss, before charges, for the year ended December 31, 2005 was $147.1 million or $1.65 per share, compared to a non-GAAP loss, before charges, of $145.2 million, or $1.85 per share for the year ended December 31, 2004.  The Company’s 2005 non-GAAP loss before charges was characterized by continued revenue growth, which offset increased development investment as the Company continues to advance its proprietary drug candidates.

Total revenues for the year ended December 31, 2005 increased to $160.9 million from $102.7 million for 2004, reflecting an increase in revenue from collaborative research and

— more —

development agreements and an increase in HIV product royalties.  Research and development expenses for the year ended December 31, 2005 were $248.5 million, compared to $192.2 million for 2004, reflecting increased investment in the development of the Company’s proprietary drug candidates and investment in its research pipeline.

Sales, general and administrative expenses for the year ended December 31, 2005 were $44.0 million, compared to $42.1 million for 2004.

Other interest expense, net, for the year ended December 31, 2005 was $5.3 million, compared to $8.0 million for 2004.  This decrease in expense is attributed to the reduction of outstanding debt as a result of the convertible note exchanges that took place in the third and fourth quarters of 2005 as well as the Company earning higher returns on invested funds as compared with the same periods in 2004.

At December 31, 2005, Vertex had approximately $407.5 million in cash, cash equivalents and available for sale securities, $42.1 million in principal amount of convertible debt due September 2007 and $118.0 million in principal amount of convertible debt due February 2011.

Outlook

“2006 can be a further transformational year for Vertex.  As we look toward the end of 2006, we expect that VX-950 will be on track for a 2008 new drug application (NDA) submission, that our pipeline will continue to advance and that our business model will enable us to capture the full value of all of our assets,” stated Dr. Boger.  “Specifically, we expect to have generated data with
VX-950 that supports the start of Phase III development in 2007.  Also in 2006, we expect to obtain clinical results from a major study of VX-702 in rheumatoid arthritis and begin clinical studies of a small molecule drug for cystic fibrosis.  We also expect to report progress on our drugs in development with collaborators, including our HIV protease inhibitor brecanavir, our Aurora kinase inhibitor VX-680 targeting cancer, and VX-409, our novel, subtype selective sodium channel modulator for the treatment of pain.  All of these clinical advances have the potential to drive significant value for shareholders.”

2006 Clinical and Corporate Objectives

Clinical Objectives

•                  Continue to advance proprietary Vertex compounds:

•                  VX-950:   Today in a separate press release, Vertex announced preliminary results from a 12-patient, 28-day Phase II study of VX-950 in combination with pegylated interferon and ribavirin.  In the study, 12 of 12 patients had plasma HCV RNA levels below the limits of detection of a highly sensitive assay (10 IU/mL; Roche TaqMan®) at 28 days of dosing.  In the study, there were no treatment discontinuations and no serious adverse events reported.  A detailed safety analysis is ongoing.

•                  In addition, Vertex announced today that it has completed three-month non-clinical toxicology studies with VX-950 that will support clinical studies of VX-950 of up to three months duration.  The data from the toxicology studies and the Phase II clinical study will be submitted to the FDA for review.  Subject to FDA agreement, Vertex plans to initiate in the second quarter a three-month, Phase II study of VX-950 in more than 200 HCV patients.  This study will include a comparison to the current standard of care in HCV treatment.  Vertex is conducting a broad Phase II development program designed to establish the safety and antiviral activity of VX-950 in patients with HCV.  The Company plans to initiate additional clinical studies of VX-950 throughout 2006, including a Phase II study in patients who have failed prior therapy.

•                  VX-702:  Vertex announced today that all dosing in the 315-patient Phase II rheumatoid arthritis (RA) clinical study of VX-702 has been completed with approximately 275 patients completing three months of dosing within all dosing arms of the study.  Vertex expects to report top-line data from the study early in the second quarter.  In the second half of 2006, Vertex plans to initiate a three-month, Phase II study of VX-702 in RA, in combination with methotrexate.  In addition, the Company announced that its collaborator Kissei Pharmaceuticals initiated Phase I clinical trials in Japan with VX-702 in the fourth quarter of 2005.

•                  Cystic Fibrosis (CF):  The Company announced today that in the first quarter of 2006 it expects to file an investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) and initiate clinical development of VX-770, a novel oral compound for the treatment of CF in the second quarter.  VX-770 is a small molecule compound that is designed to potentiate the gating activity of the Cystic Fibrosis Transmembrane Regulator (CFTR), a chloride channel on the cell surface that is functionally defective in patients with CF.

•                  Continue to advance collaborator-driven compounds:

•                  Brecanavir (VX-385):  Vertex expects GlaxoSmithKline (GSK) to initiate Phase III clinical development of the HIV protease inhibitor brecanavir in 2006.  Vertex also expects GSK to report data from a Phase IIb study of brecanavir at a medical conference this year.

•                  VX-680:  Vertex expects Merck to present Phase I clinical data for the Aurora kinase inhibitor VX-680 at one or more scientific conferences in 2006 and also to initiate Phase II clinical development.

•                  VX-409:  Vertex expects GlaxoSmithKline (GSK) to conduct preclinical development in preparation for Phase I development in early 2007.

Corporate and Financial Objectives

•                  Maintain strong revenue and capital structure to support investment in proprietary products

•                  Sign new collaborations, focused on later-stage development  assets

•                  Continue to generate strong HIV product royalties, and achieve milestones from existing collaborations

Full Year 2006 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

“Last year, we took several steps to improve the financial profile of the Company, and we now enter 2006 with a stronger financial position and the operating leverage that supports investment into later-stage clinical programs,” stated Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “Specifically, our financial strength enables us to invest comprehensively in VX-950 and develop this product candidate to its full clinical and commercial potential.  We are committed to maintaining the trajectory toward a 2008 NDA filing for VX-950.”

•                  Loss:  Vertex anticipates a non-GAAP loss for 2006, excluding restructuring charges and stock-based compensation expense, in the range of $165 to  $185 million.  Vertex expects that the full year 2006 GAAP loss will be in the range of $205 to $225 million.  The 2006 GAAP loss includes an estimate of stock-based compensation expense of approximately $34 million, and restructuring expense of approximately $6 million as a result of imputed interest charges relating to the restructuring accrual.  The Company anticipates a non-GAAP loss, excluding restructuring charges and stock-based compensation expense, for the first quarter of 2006 in the range of $48 to $53 million.  Vertex anticipates a first-quarter GAAP loss in the range of $58 to $63 million.

•                  Revenues:  Vertex expects that full year 2006 total revenue will be in the range of $210 to $235 million.  This includes:

•                  HIV product royalties of approximately $40 million.

•                  Approximately $110 million of revenues from collaborative R&D funding and milestones from existing collaborations.

•                  The remainder of the revenue guidance is comprised of anticipated revenues from new collaborations, which Vertex anticipates will be focused on later-stage development and other assets.

•                  Research and Development (R&D) Expense:  The Company expects that R&D expense will be in the range of $350 to $370 million for 2006, inclusive of approximately $28 million of stock-based compensation expense.  The forecasted increase, exclusive of stock-based compensation, as compared to 2005 is driven by increased clinical development investment as Vertex advances its core programs, most notably VX-950.  Vertex believes that VX-950 requires comprehensive investment to realize the full medical and commercial value of the compound.  The Company expects to continue to evaluate and prioritize investment in its clinical programs based on the emergence of new clinical and non-clinical data in each program.

•                  Sales, General and Administrative (SG&A) Expense:  Vertex expects SG&A expense to be in the range of $55 to $60 million in 2006, inclusive of approximately $6 million of stock-based compensation expense.

•                  Cash, Cash Equivalents and Available for Sale Securities:  Vertex expects cash, cash equivalents and available for sale securities to be in excess of $300 million at the end of 2006.  In 2006, Vertex expects to continue to seek to manage its convertible debt obligations.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  In particular, Vertex provides its fourth quarter and full year 2005 loss, and guidance for a full year 2006 loss, excluding charges and gains, all of which are non-GAAP financial measures.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

This press release contains forward-looking statements, including statements that Vertex expects that (i) its performance last year has positioned the Company to build momentum in 2006; (ii) by the end of 2006, VX-950 will be on track for a 2008 new drug application (NDA) submission, that its pipeline will continue to advance, that its business model will enable the Company to capture the full value of all of its assets and that 2006 can be a further transformational year for the Company; (iii) it will have generated data that supports the start of Phase III development of VX-950 in 2007; (iv) it will obtain clinical results from a major study of VX-702 in rheumatoid arthritis and begin development of a small molecule drug for cystic fibrosis; (v) it will report progress on its drugs in development with collaborators, including brecanavir, an HIV protease inhibitor, VX-680, an Aurora kinase inhibitor targeting cancer, and VX-409, a novel, subtype selective sodium channel modulator for the treatment of pain; (vi) the three month non-clinical toxicology results for VX-950 support three-month dosing in patients; (vii) the Company plans to  initiate in the second quarter a three-month, Phase II study of VX-950 in more than 200 HCV patients; (viii) it will initiate additional clinical studies of VX-950 throughout 2006, including a Phase II study in patients who have failed prior therapy; (ix) it will report top-line data from a 315-patient, Phase II study of VX-702 in rheumatoid arthritis early in the second quarter of 2006 and initiate a three-month Phase II study of VX-702 in combination with methotrexate in the second half of 2006; (x) it will file an IND in the first quarter of 2006 covering initial studies of VX-770 in CF, and will initiate clinical development of VX-770 in the second quarter of 2006; (xi) GSK will initiate Phase III development of brecanavir in 2006, (xii) Merck will initiate Phase II clinical development of VX-680 in 2006 and will present Phase I data at scientific conferences during that period; (xiii) GSK will conduct preclinical development of VX-409 in preparation for Phase I clinical trials in early 2007; (xiv) the Company’s projected 2006 annual loss, revenue, R&D expense, SG&A expense and cash position, and its quarterly loss for the first quarter of 2006, will be within the ranges stated above in the Company’s financial guidance, and the Company’s estimates of its stock-based compensation expenses will be as stated above ; and (xv) the Company’s financial strength will enable it to invest comprehensively in VX-950 during 2006, and develop this product candidate to its full clinical and commercial potential to fully explore its medical usefulness and capture its full commercial value.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially.  Those risks and uncertainties include, among other things, the risk that any one or more of Vertex’s internal and external drug development programs, including its proposed Phase II, three-month study of VX-950, will not proceed as planned for technical, scientific or commercial reasons, or due to FDA disagreement with study design, patient enrollment issues or judgments based on new information from non-clinical or clinical studies or from other sources, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining  equity-based compensation costs — will not be realized, that Vertex will be unable to realize one or more of its financial objectives for 2006 due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely impact the commercial potential for the Company’s product candidates in HCV and inflammation, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate collaboration revenue, that Vertex will be unable to enter into new collaborative relationships to support its research and development programs on acceptable terms, or at all, that the key estimates and assumptions underlying the Company’s forward-looking statements will turn out to be incorrect or not reflective of changing scientific knowledge or business conditions in the future, and other risks listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Vertex Pharmaceuticals Incorporated

2005 Fourth Quarter and Twelve Month Results
Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenues:
Royalties	$9,743	$6,326	$32,829	$17,322
Collaborative and other R&D revenues	54,013	33,509	128,061	85,395

Total revenues	$63,756	$39,835	$160,890	$102,717

Costs and expenses:
Royalty payments	2,783	2,009	10,098	5,649
Research and development	68,158	54,247	248,540	192,162
Sales, general & administrative	12,811	11,657	43,990	42,139
Total costs and expenses	83,752	67,913	302,628	239,950
Other interest expense (income), net	(152)	2,333	5,332	7,994
Loss excluding charges for exchanges of 2007 and 2011 convertible notes, retirement of 2007 convertible notes, and restructuring	$(19,844)	$(30,411)	$(147,070)	$(145,227)

Basic and diluted loss per common share excluding charges for exchanges of 2007 and 2011 convertible notes, retirement of 2007 convertible notes, and restructuring	$(0.20)	$(0.38)	$(1.65)	$(1.85)

Charge for exchange of 2011 convertible notes (Note 1)	(11,889)	—	(11,889)	—
Charge for exchange of 2007 convertible notes (Note 1)	—	—	(36,324)	—
Charge for retirement of 2007 convertible notes (Note 2)	—	—	—	(3,446)
Restructuring expense (Note 3)	(6,398)	(12,358)	(8,134)	(17,574)
Net loss	$(38,131)	$(42,769)	$(203,417)	$(166,247)

Basic and diluted net loss per common share	$(0.38)	$(0.54)	$(2.28)	$(2.12)

Basic and diluted weighted average number of common shares outstanding	100,535	79,073	89,241	78,571

Note 1:  In the fourth quarter 2005, holders of the Company’s 5.75% Convertible Subordinated Notes due 2011 exchanged $114.5 million in aggregate principal amount of notes, plus interest, for approximately 8.1 million shares of common stock.  As a result of the exchange, a non-cash charge of approximately $11.9 million was incurred.  This charge is related to the incremental shares issued in the transaction over the number that would have been issued upon conversion of the notes under their original terms.

In the third quarter of 2005, holders of the Company’s 5% Convertible Subordinated Notes due 2007 exchanged $40.5 million in aggregate principal amount of notes, plus interest, for approximately 2.5 million shares of common stock.  As a result of the exchange, a non-cash charge of approximately $36.3 million was incurred.  This charge is related to the incremental shares issued in the transaction over the number that would have been issued upon conversion of the notes under their original terms.

Note 2:  During 2004, the Company exchanged approximately $232.4 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $232.4 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011.  The total exchange of $232.4 million was a result of two separate transactions, a February 2004 issuance of approximately $153.1 million notes, and a September 2004 issuance of $79.3 million.

For the twelve months ended December 31, 2004, the total charges related to the write-off of the remaining unamortized issuance costs for the February and September exchanges was approximately $3.4 million.

Note 3: For the three and twelve months ended December 31, 2005 and 2004, the Company incurred restructuring charges.  The charge for the three months ended December 31, 2005 was $6.4 million, which includes estimated incremental net ongoing lease obligations as well as an imputed interest cost relating to the restructuring accrual.  For the twelve months ended December 31, 2005, the Company recorded $8.1 million of net restructuring expense which includes a credit for reversing a portion of the restructuring accrual related to the space that Vertex expects to occupy in the future.  For the three and twelve months ended December 31, 2004, the Company recorded restructuring expense of $12.4 million and $17.6 million, respectively.  This expense has been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and is reviewed quarterly for changes in circumstances.

Vertex Pharmaceuticals Incorporated

2005 Fourth Quarter Results

Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and available for sale securities	$407,510	$392,320
Other current assets	23,898	14,392
Property, plant and equipment, net	54,533	64,225
Restricted cash	41,482	49,847
Other noncurrent assets	21,575	24,669
Total assets	$548,998	$545,453

Liabilities and Equity
Other current liabilities	$54,443	$50,161
Accrued restructuring expense	42,982	55,843
Deferred revenue	32,300	66,086
Collaborator development loan (due 2008)	19,997	19,997
Other long term obligations	—	2,925
Convertible notes (due 2007)	42,102	82,552
Convertible notes (due 2011)	117,998	232,448
Other Stockholders’ equity	1,228,760	821,608
Accumulated Deficit	(989,584)	(786,167)
Total liabilities and equity	$548,998	$545,453
Common stock outstanding	108,153	80,765

Conference Call and Webcast: Fourth Quarter and Full Year 2005 Financial Results:

Vertex Pharmaceuticals will host a conference call today, February 7, 2006 at 4:30 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International).  Alternatively, Vertex is providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing February 7, 2006 at 7:30 p.m. EST running through 5:00 p.m. EST on February 14, 2006.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 4445790.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on February 21, 2006.

Vertex’s press releases are available at www.vrtx.com.

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Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755